Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Home Loan Servicing Solutions, Ltd. (the “Company”) dated February 6, 2014, August 18, 2014 as to the effects of the restatement discussed in Note 17 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 17), and our report relating to the effectiveness of the Company’s internal control over financial reporting dated February 6, 2014, August 18, 2014 as to the effects of the material weakness identified in Management’s Report on Internal Control over Financial Reporting (as revised), (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 11, 2014